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                                                                   Exhibit 10(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Prospectus in Post-Effective Amendment No. 5 to the Registration Statement (Form N-4, No. 333-84763) of John Hancock Variable Annuity Account JF; and

To the inclusion of our reports dated February 6, 2003 on the financial statements included in the Annual Report of the John Hancock Variable Annuity Account JF and dated March 14, 2003 on the financial statements included in the Annual Report of the John Hancock Variable Life Insurance Company for the year ended December 31, 2002; and

To the incorporation by reference of our report dated March 14, 2003 included as part of the Form 10-K of John Hancock Financial Services, Inc. for the year ended December 31, 2002.



                                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 25, 2003